Exhibit 99.1

Cellectar Biosciences Announces Third Quarter Financial Results

Madison, WI (November 12, 2015) -- Cellectar Biosciences, Inc. (NASDAQ:CLRB), an oncology-focused biotechnology company, today announces financial results for the third quarter of 2015.

During the third quarter of 2015, the company reported a net loss of $1.9 million or ($0.25) per share versus net income of $0.3 million or $0.06 per share for the comparable period in 2014. The shift in profitability was attributable to a large non-cash gain on the revaluation of warrants that are classified as derivative liabilities in 2014. Research and development expenses for the quarter ended September 30, 2015 were $1.2 million, a reduction of $0.3 million from the year prior.

Cellectar’s general and administrative expenses for third quarter 2015 totaled $0.8 million, similar to the prior year period, while restructuring costs in the quarter just ended were $0.1 million. There were no restructuring costs in the third quarter last year.

The Company ended the third quarter with $2.5 million in cash and cash equivalents, compared to $9.4 million in cash and cash equivalents on December 31, 2014. This is exclusive of the $2.9 million, net of expenses, raised in the sale of stock and warrants that closed on October 1, 2015. The Company estimates that its available cash and cash equivalents should fund its planned operations into the second quarter of 2016. Additional capital will be required to complete Cellectar’s planned clinical and preclinical development.

“During the third quarter we implemented a corporate strategic shift for Cellectar Biosciences, repositioning the company around our Phospholipid Drug Conjugate (PDC) Delivery Platform and focusing resources on our therapeutic product portfolio, primarily CLR 131 for relapsed or refractory multiple myeloma and CLR CTX, our research and development program designed to identify new chemotherapeutic product candidates,” said Jim Caruso, president and CEO of Cellectar Biosciences. “We believe we have made significant progress toward these goals and look forward to providing additional details during our conference call later today.”

Cellectar will be holding a conference call at 5:00 PM ET today to review these results, as well as the company’s development plans. The call can be accessed by calling 888-646-8293. The call will also be webcast and replays will be available, both via the Investor Relations section of the company’s website: investor.cellectarbiosciences.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 study in patients with relapsed or refractory multiple myeloma. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1603-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectarbiosciences.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2014. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTOR AND MEDIA CONTACT:

Jules Abraham
JQA Partners
917-885-7378

jabraham@jqapartners.com